AIR
COMMUNITIES

THE DISTRICT AT FLAGLER VILLAGE
FORT LAUDERDALE, FL

SOUTHGATE TOWERS
MIAMI BEACH, FL

FOURTH QUARTER 2022

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

Page
4	Earnings Release

11	Appendix A – AIR Perspective on Macroeconomic Factors

12	Appendix B – AIR Strategic Objectives

15	Consolidated Statements of Operations

16	Consolidated Balance Sheets

17	Schedule 1 – Funds From Operations Reconciliation

18	Schedule 2 – Funds From Operations Information

20	Schedule 3 – Property Net Operating Income

21	Schedule 4 – Apartment Home Summary

22	Schedule 5 – Capitalization and Financial Metrics

24	Schedule 6 – Same Store Operating Results

28	Schedule 7 – Portfolio Data by Market

29	Schedule 8 – Apartment Community Disposition and Acquisition Activity

30	Schedule 9 – Apartment Community Capital Investment Information

31	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports Fourth Quarter and Full Year 2022 Results: Record Same Store NOI Growth of 14.0%; Operating Fundamentals Across All Markets Remain Strong; Fourth Quarter Blended Signed Lease Rate Growth of 10.2%; Initiating 2023 Same Store NOI Growth Guidance Range of 7.3% - 10.3%

Denver, Colorado, February 9, 2023 – Apartment Income REIT Corp. ("AIR") (NYSE: AIRC) announced today fourth quarter and full year results for 2022.

Terry Considine, Chief Executive Officer, comments: “2022 was a terrific year! Average rents in our portfolio reached a new high. Same Store NOI growth of 14% surpassed our expectations. NOI in our newly acquired properties grew even faster. We had the highest operating margins in the sector. We were the most efficient in converting rent to Free Cash Flow.”

“Acquisitions have greatly improved our portfolio. Paired trades improved both portfolio quality and rental growth rates. A good example is our fourth quarter trade of 50-year-old garden apartments in the outer suburbs of Boston for an essentially new midrise building in dynamic Miami Beach. We invest in locations that are attractive to high quality residents and have some protection from competitive new supply.”

“Keith and his Ops team achieved fourth quarter operating margins above 76% with controllable operating expenses down 10 basis points for the full year, an impressive result during the highest inflation of the past 40 years.”

“We have excellent prospects for 2023, and plan for more of the same: Keith will continue to select the best residents, and work hard to satisfy and retain them. John and Josh on his team will look for acquisitions whose returns, magnified by the AIR Edge, will be highly accretive to AIR's cost of capital. And Paul will keep score, maintaining a safe balance sheet with low leverage, long duration, limited interest rate exposure, and abundant liquidity.”

Paul Beldin, Chief Financial Officer, comments further: “2022 was highly productive. We lowered leverage, extended its duration, and reduced by 90% our exposure to higher rates, from $1.5 billion to $150 million. We placed our inaugural corporate bond and earned a Moody's investment grade rating. We now have access to all capital sources in the debt markets.”

“We have no debt maturities until the second quarter of 2025. Fourth quarter leverage to EBITDAre of 6.05x was $25 million above target due to the timing of share repurchases and the closing of a property sale.”

“The strength of our balance sheet enabled us to buy back 8 million shares, 5% of outstanding stock, at a substantial discount to its underlying value.”

“In 2023, we expect continued momentum with Same Store Revenue growth of 7.0% to 9.0%, Same Store Expense growth of 5.0% to 6.5%, and Same Store NOI growth of 7.3% to 10.3%.”

“Acquisitions play an important part. The Class of 2021, now in our Same Store portfolio, adds 100 basis points to 2023 Same Store NOI growth. Outside Same Store, we have an acquisition portfolio including the Classes of 2022 and 2023 with annualized NOI growth rates greater than 20%.”

“We expect Net Leverage to Adjusted EBITDAre between 5.0x to 6.0x. We expect Net G&A to be less than 15 basis points of Gross Asset Value. At the bottom line, we expect 2023 Pro Forma FFO per share to be between $2.35 and $2.47, approximately 10% higher than 2022 Pro Forma Run Rate FFO per share of $2.19, which excludes contribution from the Aimco note repayment received in 2022.”

Financial Results: Fourth Quarter Pro Forma FFO Per Share

	FOURTH QUARTER			YEAR-TO-DATE
(all items per common share – diluted)	2022	2021	Variance	2022	2021	Variance
Net income	$2.17	$2.36	(8.1%)	$5.81	$2.89	101.0%
NAREIT FFO	$0.58	$(0.11)	nm	$2.17	$1.11	95.5%
Pro forma adjustments	0.01	0.67	(98.5%)	0.24	1.03	(76.7%)
Pro forma FFO	$0.59	$0.56	5.4%	$2.41	$2.14	12.6%

Operating Results: Same Store NOI Up 4.2% Sequentially

The table below includes the operating results of the 58 AIR properties that meet our definition of Same Store. Same Store properties generated approximately 86% of AIR’s year-to-date 2022 rental revenue.

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
($ in millions) *	2022	2021	Variance	3rd Qtr.	Variance	2022	2021	Variance
Revenue, before utility reimbursements	$141.5	$128.7	9.9%	$138.9	1.8%	$544.5	$494.3	10.2%
Expenses, net of utility reimbursements	33.8	33.9	(0.1%)	35.7	(5.2%)	139.6	139.0	0.4%
Net operating income (NOI)	$107.6	$94.9	13.5%	$103.3	4.2%	$404.9	$355.3	14.0%

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.

Fourth quarter 2022 Same Store NOI margin was 76.1%, up 240 basis points from the fourth quarter of 2021. Same Store NOI margin benefited from Residential Rental Income growth of 9.7% and a decline of 10 basis points in controllable operating expenses.

Components of Same Store Revenue Growth – The table below summarizes the change in the components of our Same Store Revenue growth.

	FOURTH QUARTER		YEAR-TO-DATE
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	10.7%	1.8%	8.4%
Average Daily Occupancy	(1.0%)	1.2%	0.7%
Residential Rental Income	9.7%	3.0%	9.1%
Bad Debt, net of recoveries	(0.5%)	(0.3%)	0.7%
Late Fees and Other	0.4%	(0.8%)	0.3%
Residential Revenue	9.6%	1.9%	10.1%
Commercial Revenue	0.3%	(0.1%)	0.1%
Same Store Revenue Growth	9.9%	1.8%	10.2%

Same Store Rental Rates – Changes in rental rates are measured by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for the same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below depicts changes in lease rates, as well as the weighted-average blended lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current pricing.

	FOURTH QUARTER			YEAR-TO-DATE			2022			2023
	2022	2021*	Variance	2022	2021*	Variance	Oct	Nov	Dec	Jan
Transacted Leases*
Renewal rent changes	9.5%	11.9%	(2.4%)	11.0%	5.8%	5.2%	11.0%	8.6%	5.2%	11.1%
New lease rent changes	11.4%	15.4%	(4.0%)	16.2%	3.7%	12.5%	13.4%	11.4%	8.0%	11.0%
Weighted-average rent changes	11.1%	14.5%	(3.4%)	13.8%	4.6%	9.2%	12.9%	11.0%	7.8%	11.1%

Signed Leases*
Renewal rent changes	8.7%	11.5%	(2.8%)	10.9%	6.0%	4.9%	10.3%	10.0%	7.5%	8.9%
New lease rent changes	10.6%	14.6%	(4.0%)	16.1%	4.4%	11.7%	11.6%	10.5%	9.4%	9.7%
Weighted-average rent changes	10.2%	13.9%	(3.7%)	13.6%	5.1%	8.5%	11.4%	10.4%	8.8%	9.4%

Average Daily Occupancy	97.1%	98.1%	(1.0%)	97.0%	96.3%	0.7%	96.7%	97.1%	97.4%	97.5%

*Amounts are based on our current Same Store population and represent AIR's share. Prior to 2022, these amounts were reported on a non-ownership adjusted basis. Amounts may differ from those previously reported.

Same Store Markets – Consumer demand remained strong through the quarter, with signed new lease rates up 10.6% from the prior leases and renewals up 8.7%, resulting in a weighted-average increase of 10.2%. We saw a sequential increase in ADO of 120 basis points to 97.1% as the third quarter includes higher frictional vacancy consistent with the higher move out volume that is typical during the summer leasing season. Year-to-date ADO of 97.0% was 70 bps higher than in the prior year. We anticipate maintaining occupancy above 97% through the first quarter before summer leasing activity begins.

Acquisition Portfolio – The acquisition portfolio is comprised of five properties acquired in 2021, four properties acquired in 2022, and Southgate Towers, which was our first acquisition of 2023. These acquisitions represent 17% of AIR GAV. We target a 30% allocation to the high-growth Acquisition Portfolio.

At those properties acquired in 2021, representing 8% of AIR GAV, leasing continues to exceed expectations with signed blended lease rates up 17.3% in the fourth quarter. Revenue growth in the fourth quarter, which was the first reporting period with a year-over-year comparison, was more than 50% above the 2022 Same Store portfolio. These properties are included in AIR's Same Store portfolio in 2023, and are expected to increase the rate of Same Store NOI growth by approximately 100 basis points.

At properties acquired in 2022, performance is consistent with our expectations, and rental rate achievement is in line with our projections.

The impact of the AIR Edge is most significant between the second and fourth year of ownership where we are able to improve the resident profile, optimize the rent roll, and make income generating improvements, which in aggregate are expected to generate an unlevered internal rate of return ("IRR") of 10% or higher, more than 200 basis points higher than AIR’s cost of capital.

Rent Collection Update

We measure residential rent collection as the dollar value of payments received as a percentage of all residential amounts owed. In the fourth quarter, residents paid, on a current basis, 98.7% of all residential revenue billed during the quarter. The remaining 1.3% of revenue was treated as bad debt. Gross bad debt, which is bad debt before any consideration of government assistance payments and payments from former residents, was 1.5% of revenue, 100 basis points of which is due to governmental protections in California and court delays in many jurisdictions. Governmental protections in California are now expected to end on March 31, 2023 and the courts across the country are continuing to catch up on a backlog of eviction cases. As a result, we anticipate that AIR's bad debt should continue to normalize throughout 2023 and trend toward our typical loss of approximately 30 basis points of revenue.

As of December 31, 2022, our proportionate share of gross residential accounts receivable was $7.6 million. After consideration of tenant security deposits and reserves for uncollectible amounts, our net exposure is below $0.1 million, which we anticipate collecting during the first quarter of 2023.

Our accounts receivable balance has decreased from $11.7 million at the beginning of the year, and the number of residents delinquent by two or more months has decreased from 1,000 at the start of 2022 to approximately 250 today, the vast majority of which are now in the collection process.

Portfolio Management

Our portfolio of apartment communities is diversified across primarily “A” and “B” price points, averaging “A-” in quality, and also across eight core markets in the United States. In the two years since the Separation, AIR has recycled approximately $4.1 billion, or 41%, of its gross asset value, all during a period of attractive pricing for multi-family properties, using $2.2 billion of gross proceeds from property sales and joint ventures to reduce leverage and to acquire $1.9 billion of acquisitions to improve the quality and expected profitability of our real estate portfolio. The $1.9 billion of acquisitions in the last two years, inclusive of the Southgate Towers, represents 17% of AIR GAV. We target a 30% allocation to this high-growth Acquisition Portfolio.

AIR uses “paired trades” to fund acquisitions, basing our cost of capital on the anticipated unlevered IRR of the communities or joint venture interests sold. We require a "spread" or accretion of an unlevered IRR of at least

200 basis points or higher on the communities acquired. This excess return is driven in part by what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management.

	AIR	Aimco
	Q4 2022 or YTD 2022	Q4 2019 or 2019A	Change
Residents
Average Household Income	$227,000	$165,000	38%
Median Household Income	$158,000	$116,000	36%
CSAT Score (out of 5)	4.26	4.30	(0.04)
Portfolio
Properties	74	124	(40%)
Apartment Homes	22,200	32,598	(32%)
Average Revenue per Apartment Home	$2,747	$2,272	21%
Redevelopment and Development ($M)	$–	$230	($230)
Mezzanine Investments ($M)	$–	$280	($280)
Low G&A
Net G&A as % of GAV	<15 bps (at AIR Target)	36 bps (per GSA)	-21 bps
Balance Sheet
Net Leverage / EBITDAre	6.05x	7.6x	(1.55x)
Subsequent 24 Month Refunding (% Total Debt)*	—%	15%	(15%)
Subsequent 24 Month Repricing (% Total Debt)*	—%	15%	(15%)
Unencumbered Properties ($B)	$7.6	$2.4	$5.2

*Pro forma for the refinancing of a floating rate loan using proceeds from our fixed rate facility subsequent to year-end.

Since 2019, we have improved AIR's portfolio through reducing our exposure to regulatory risk. We have achieved this through property sales in the New York, Chicago, and California markets, as well as through a strategic joint venture in California. This has allowed AIR to reallocate capital into higher growth submarkets, such as Miami-Dade and Broward counties, now 22% of AIR GAV, both markets with limited REIT competition.

We estimate real estate values declined in 2022 by approximately 10% to 12% on average, the result of approximately 90 to 150 basis points of NOI cap rate expansion with about half the impact offset by strong NOI growth in the year. As a paired trade investor, AIR is agnostic as to market changes insofar as we buy and sell properties in the same market conditions, with focus on gaining an accretive “spread.” As market conditions change, AIR adjusts target returns and spreads to reflect our new cost of capital. Our paired trade approach is intended to ensure that new acquisitions are accretive to earnings in the near-term, and will generate attractive spreads to unlevered IRRs in the long-term.

Transactions

Acquisitions

As previously announced and subsequent to the end of the quarter, AIR acquired Southgate Towers, a 495-unit luxury apartment community located in the South Beach neighborhood of Miami Beach for $298 million. AIR's presence in South Beach, a submarket with limited supply, now comprises 1,630 apartment homes between Flamingo Towers and Southgate Towers. This transaction is consistent with AIR's paired trade strategy where we look to achieve, on new acquisitions, unlevered IRRs of 200 basis points or higher relative to our cost of capital, driven by the implementation of the AIR Edge. AIR funded the transaction with proceeds from the New England portfolio sale discussed below, the assumption of $101.2 million of 4.15% in place financing maturing in 2036, and the issuance of $22.4 million of Operating Partnership Units (“OP Units”). To neutralize the issuance of OP Units, in November and December AIR repurchased an equal number of shares of common stock.

Dispositions

During the fourth quarter, we sold six properties totaling 1,314 units in the New England region for a gross sales price of $495 million, representing a trailing twelve-month NOI cap rate of 4.5%. Since the end of 2020, AIR has completed $2.2 billion of property sales and joint venture transactions at prices averaging 17% above internal estimates of GAV as measured in Q1 2020.

Capital Allocation – Share Repurchases

During the fourth quarter, AIR repurchased 3.9 million shares for $145 million, at an average price of $37.06 per share.

For the year, we repurchased an aggregate of 8.0 million shares at an average price of $39.49 for $317 million. We are authorized by AIR's Board of Directors to repurchase up to an additional $183 million of shares. We consider share buybacks as part of a balanced investment program.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage and primarily long-dated debt. We target a Net Leverage to EBITDAre ratio between 5.0x and 6.0x, but anticipate the actual ratio will vary based on the timing of transactions. We maintain financial flexibility through ample unused and available credit, holding properties with substantial value unencumbered by property debt, maintaining an investment grade rating, and using partners’ capital when it enhances financial returns or reduces investment risk. We seek to minimize refunding and repricing risk.

Components of Leverage

Our leverage includes AIR's share of long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, unsecured notes payable, and preferred equity.

	DECEMBER 31, 2022
($ in millions)*	Amount	Weighted-Avg. Maturity (Yrs.)	Weighted-Avg. Term Before Repricing (Yrs.)
Fixed rate loans payable	$1,467	8.8	8.8
Floating rate loans payable**	138	3.1	3.1
AIR share of long-term, non-recourse property debt	1,604	8.3	8.3

Term loans	800	3.0	4.5
Unsecured notes payable	400	7.5	7.5
Outstanding borrowings on revolving credit facility	462	3.3	3.3
Preferred equity***	79	9.8	9.8
Total Leverage	$3,346	6.3	6.8
Cash and restricted cash	(287)
Net Leverage	$3,058

Net Leverage to Adjusted EBITDAre****	6.05x

* Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 5.

** Includes one loan with an interest rate cap at 5.35% and a second floating rate loan that was refinanced in January 2023.

*** AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity, and of our preferred stock assuming it is called at the expiration of its no-call period.

**** Due to the timing of accretive share repurchases in the fourth quarter, net leverage to adjusted EBITDAre is temporarily elevated.

Subsequent to year-end, and on a leverage neutral basis, AIR borrowed $320 million using 10-year fixed rate financing, bearing interest at 4.9%. Proceeds were used to refinance a floating rate loan and reduce borrowings by $230 million on our revolving credit facility. This transaction reduced floating rate debt not subject to interest rate caps or swaps to 4%, or $150 million, and increased our weighted-average maturity by nine months. Pro forma for this transaction, AIR has no debt maturing before the second quarter of 2025.

Liquidity

We use our revolving credit facility for working capital and other short-term purposes, and to secure letters of credit. At December 31, 2022, our share of cash and restricted cash, excluding amounts related to tenant security deposits, was $287 million and we had the capacity to borrow up to $527 million on our revolving credit facility, bringing total liquidity to $814 million.

We manage our financial flexibility by maintaining an investment grade rating from S&P and Moody's, from which AIR was awarded a first-time investment grade Baa2 issuer rating in the fourth quarter, and holding communities that are unencumbered by property debt. As of December 31, 2022, we held unencumbered apartment communities with an estimated fair market value of approximately $7.6 billion, almost triple the amount as of December 31, 2020. AIR's two investment grade ratings provide the company access to all debt capital market sources.

Dividend and Equity Capital Markets

On January 31, 2023, our Board of Directors declared a quarterly cash dividend of $0.45 per share of Common Stock. This amount is payable on February 28, 2023, to shareholders of record on February 17, 2023. On an annualized basis, the dividend represents $1.80 per share, reflecting a dividend yield of approximately 4.6% based on AIR's closing share price on February 8, 2023. In setting AIR's 2022 dividend, our Board of Directors targeted a dividend level of approximately 75% of full year FFO per share.

As planned, AIR's refreshed tax basis is resulting in a tax-efficient dividend being paid to stockholders. In 2022, approximately 86% of our dividend was taxable at capital gain rates, with the remainder taxable at ordinary income rates. We believe the tax characteristics of our dividend makes our stock more attractive to taxable investors, such as foreign investors, taxable individuals, and corporations by comparison to peer shares whose dividends are taxed at higher rates. For example, AIR’s dividend characteristics in 2022 compare to a peer average of approximately 19% at capital gains rates and 71% at ordinary income rates, with 10% treated as return of capital. As a result, an investor would retain approximately 39% more of its dividend on an after tax basis through AIR’s common shares as compared to the peer average.

Corporate Governance and Responsibility Update

During the year, AIR met directly with holders of more than 70% of its outstanding common shares. Through a series of lunches, dinners, video meetings, conferences, property tours, in-person meetings, and calls, select Board members and Management discussed a variety of topics, such as governance, investment strategy, operations, and corporate responsibility, including CEO succession planning and Environmental, Social, and Governance ("ESG").

Our commitment to strong corporate governance was further demonstrated in the fourth quarter, where AIR’s Board determined to amend AIR's charter to reduce to a simple majority vote the threshold to amend our bylaws, which will be voted on at our next annual meeting. Our commitment extends not just to maintaining open lines of communication with shareholders, but also to improving as best practices in governance evolve. This direct shareholder engagement yielded positive results with the outcome of our annual meeting as shareholders overwhelmingly supported our directors, as well as "say on pay" where AIR had the highest support among peers.

Strong progress was made by AIR in 2022 in advancing its commitments to responsibility beyond governance, which is detailed in AIR’s newly launched corporate responsibility website and our annual corporate responsibility report. Some highlights of 2022 include:

•
Publishing of goals and targets consistent with the UN Sustainability Goals, with an additional commitment to transparent, data-driven disclosures consistent with the Sustainability Accounting and Standards Board (“SASB”), which guides the disclosure of financially material sustainability information by companies to their investors. The standards identify the subset of environmental, social, and governance issues most relevant to financial performance in each industry.
•
A GRESB score of 78, which includes a perfect social responsibility score, a near perfect score in corporate governance, and an “A” for both public disclosure and alignment with the Task Force for Climate-Related Financial Disclosures (“TCFD”), which informs investors as to which companies are most at risk from climate change, best prepared, and taking action.
•
Being named a Kingsley Elite Five, second overall and first among publicly traded peers. To earn the award, a property’s resident satisfaction must exceed The Kingsley Index™, which is the most comprehensive performance benchmarking database in the real estate industry, and represents over six million prospects and residents surveyed annually.
•
Received a 2022 Top Workplaces USA Award for the second consecutive year and named a 2022 Healthiest Employer in Colorado. Both awards are based solely on employee feedback gathered through a third-party survey. The anonymous Top Workplaces USA survey measures 15 culture drivers that are critical to the success of any organization, including alignment, execution, connection, and more.

2023 Outlook

We expect 2023 Pro forma FFO per share in the range of $2.35 to $2.47. At the guidance range midpoint, projected 2023 FFO per share is 10% higher than 2022 Run Rate FFO per share of $2.19, which excludes contribution from the Aimco note repayment received in 2022. The $0.22 of net growth is comprised of:

•
$0.24 per share from Same Store NOI growth of 8.8%, inclusive of an approximate 100 basis point benefit due to the inclusion of the faster growing Class of 2021 properties;
•
$0.06 per share of incremental contribution from non-same store properties, net of dilution from property sales;
•
($0.18) per share from higher interest expense:
o
($0.04) per share due to the earn-in of our 2022 balance sheet restructuring
o
($0.08) due to leverage used to fund 2022 and 2023 acquisitions and Capital Enhancements
o
($0.06) due to leverage used to fund 2022 share repurchases;
•
$0.08 per share benefit from 2022 share repurchases; and
•
$0.02 per share of other items.

Our guidance ranges are based on the following components:

	FULL YEAR 2023	FULL YEAR 2022
($ amounts represent AIR Share)
Net (loss) income per share	($0.18) to ($0.06)	$5.81
Pro forma FFO per share	$2.35 to $2.47	$2.41
Run rate Pro forma FFO per share	$2.41	$2.19
Pro forma FFO per share at the midpoint	$2.41	$2.41

Same Store Operating Components
Revenue change compared to prior year (1)	7.0% to 9.0%	10.2%
Expense change compared to prior year	5.0% to 6.5%	0.4%
NOI change compared to prior year (2)	7.3% to 10.3%	14.0%

Other Earnings
Value of property acquisitions and cost of lease cancellations	$298M	$840M
Proceeds from dispositions of real estate, net	$50M	$1.3B

AIR Share of Capital Enhancements
Capital Enhancements	$80M to $90M	$88M

Balance Sheet
Year-End Net Leverage to Adjusted EBITDAre	≤6.0x	6.05x
(1)
At the midpoint, 2023 revenue growth is derived from the following:

Components of Same Store Revenue Growth	Contribution
Earn-in from 2022 Leasing Activity	5%
Current Loss to Lease of 5%	2%
Return on Capital Enhancements	1%
2023 Same Store Revenue Growth at the Midpoint	8%
(2)
NOI growth is inclusive of an approximate 100 basis point benefit due to the inclusion of the faster growing Class of 2021 properties.

In the first quarter of 2023, AIR anticipates Pro forma FFO between $0.53 and $0.57 per share.

Appendix A – AIR Perspective on Macroeconomic Factors

AIR was designed with emphasis on stability, predictability, and efficiency in its business model. Through our high-quality portfolio and best-in-class property operations, what we call the AIR Edge, we expect to be able to generate stable and durable growth across economic cycles. As markets remain turbulent, AIR is either well positioned, well prepared, or both, around several macroeconomic factors impacting operating performance and cost of capital.

•
Inflation – In 2022, we experienced the most significant CPI inflation in 40 years. Apartments have shown their ability to reprice their rental rates to offset inflation. Combined with the increase of demand following economic recovery from the pandemic, rent growth was substantial as evidenced in 2022 with peers averaging Same Store Revenue growth of approximately 11%. Notwithstanding a high rate of inflation, AIR's emphasis on efficiency resulted in negative 10 basis points of growth in controllable operating expense (i.e., property operating expense net of real estate taxes, insurance, and utilities) over 2022, consistent with our now 13 year track record at 10 basis points of annual negative growth. AIR also expects to maintain net G&A expense at less than 15 basis points of GAV in 2023.

The result of an increasing top-line and stable expenses make for levered improvement to growth in Same Store NOI, measured at 14.0% in 2022. Inflation that is “higher for longer” will support relative outperformance by apartment owners in general, and by AIR in particular.

•
Recession – Recessions can be mild and severe. The two most recent recessions were severe for the US economy, but much less so for the apartment business in general, and for AIR in particular.

In general, the rate of bad debt, early termination of leases, and rates of turnover are a function of the quality of the property’s customer base at the arrival of the recession. During the fourth quarter, the average and median household income of AIR's new residents were $227,000 and $158,000, respectively, and our rent-to-income ratio was 20.1% for a household, higher than in the third quarter reflecting our mix of new business. More importantly, our residents have FICO scores that average 90 points higher than the national renter average. We do not expect a significant increase in bad debt in the event of a recession.

Recessions are often localized to particular markets or industries. The recession in 2001 following the collapse of the “dot-com” economy was severe in the Bay Area technology markets, but less so, by example, in Philadelphia or Washington, D.C. The AIR portfolio is intentionally diversified across markets and submarkets with different and usually offsetting dynamics. Further, the AIR portfolio is diversified by price point with an expectation in a recession that “B” apartments gain even as “A” apartments potentially decline. AIR currently owns both “A” and “B” properties (55% and 45% of GAV, respectively), and offers apartment units at monthly price points ranging from less than $1,200 to over $20,000. Both property classes have similar average rent-to-income coverage (19% in the "A" portfolio and 22% in the "B" portfolio); however, “B” properties are likely to benefit from increased demand from customers that are more price sensitive in a recession, while “A” communities benefit from increased demand from customers “trading up” during a time of economic recovery.

Our experience in the recessions of the Great Financial Crisis ("GFC") and the recent pandemic may be instructive. For the full-year 2009, AIR's Same Store Revenue and Same Store NOI declined by 2.5% and 4.2%, respectively. 2010 was flat before returning to Same Store Revenue and Same Store NOI growth of 2.8% and 5.3%, respectively, in 2011. During the pandemic, AIR's Same Store Revenue and Same Store NOI declined by 2.4% and 4.0%, respectively, in 2020, while 2021 produced 1.7% and 1.6% of Same Store Revenue and Same Store NOI growth, respectively.

During the GFC, there was not the same extent of government interference with creditor remedies as was the case during the pandemic, which is still continuing. In the GFC, bad debt increased by 50 basis points before reverting to the then long-term trend in our portfolio of 60 basis points within 17 months. During the pandemic, there was extensive government interference with creditor remedies in many markets, which greatly magnified customer bad debt.

In general, the year-over-year growth rate in Same Store Revenue in a future year can be considered as the sum of (i) the “earn-in” of rents on leases made in the prior year, (ii) the magnitude of loss-to-lease (gain-to-lease), the difference between leases in place at year-end and the higher (lower) rents being paid in the future year, (iii) market rent growth in the future year, and (iv) changes in average daily occupancy or bad debt.

•
Interest Rates – AIR is only slightly exposed to Federal Reserve policies increasing interest rates. We have low leverage, about 30% of our capitalization. We also have no loans maturing until the second quarter of 2025 and only 4% in floating rate debt. The balance sheet is in excellent shape, and we continue to look at alternatives to further extend refunding and repricing risk.

Appendix B – AIR Strategic Objectives

We created AIR to be the most efficient and effective way to invest in U.S. multi-family real estate, due to our simplified business model, diversified portfolio of stabilized apartment communities, and low leverage. The Board of Directors has set the following strategic objectives:

•
Pursue a simple, efficient, and predictable business model with a low-risk premium
•
Maintain a high-quality and diversified portfolio of stabilized multi-family properties
•
Improve our best-in-class property operations platform to generate above-market organic growth
•
Maintain an efficient cost structure with net G&A less than or equal to 15 basis points of Gross Asset Value
•
Maintain a flexible, low levered balance sheet with access to public debt markets
•
Enhance portfolio quality through a disciplined approach to capital allocation, targeting accretive opportunities on a leverage neutral basis
•
Develop private capital partnerships as a source of equity capital for accretive growth
•
Continue our commitment to corporate responsibility with transparent and measurable goals

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, February 10, 2023 at 1:00 p.m. ET	Replay available until March 11, 2023
Domestic Dial-In Number: 1-844-200-6205	Domestic Dial-In Number: 1-866-813-9403
International Dial-In Number: 1-929-526-1599	International Dial-In Number: +44-204-525-0658
Passcode: 529242	Passcode: 438470
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 75 communities in 10 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Matthew O'Grady
Senior Vice President, Capital Markets
(303) 691-4566

Mary Jensen
Head of Investor Relations
(303) 691-4349
investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the Federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2023 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding acquisitions, as well as sales, and joint ventures and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including inflation, the pace of job growth, and the level of unemployment; the amount, location, and quality of competitive new housing supply, which may be impacted by global supply chain disruptions; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate, and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including interest rate changes and the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines, or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission ("SEC"), including the section entitled "Risk Factors" in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and depends on our ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
REVENUES
Rental and other property revenues (1)	$205,506	$191,950	$764,192	$733,483
Other revenues	2,368	2,380	9,531	7,370
Total revenues	207,874	194,330	773,723	740,853

OPERATING EXPENSES
Property operating expenses (1)	62,991	64,801	261,264	268,101
Depreciation and amortization	97,295	87,550	350,945	319,742
General and administrative expenses (2)	5,346	3,075	24,939	18,585
Other expenses, net	3,190	18,013	9,073	27,220
Total operating expenses	168,822	173,439	646,221	633,648
Interest income (3)	1,518	13,563	50,264	58,651
Interest expense	(35,669)	(29,272)	(116,459)	(129,467)
Loss on extinguishment of debt	—	(111,857)	(23,636)	(156,707)
Gain on dispositions of real estate and derecognition of leased properties	352,197	500,349	939,806	594,861
Loss from unconsolidated real estate partnerships	(530)	(565)	(3,504)	(565)
Income before income tax (expense) benefit	356,568	393,109	973,973	473,978
Income tax (expense) benefit	(2,957)	6,016	(3,923)	5,246
Net income	353,611	399,125	970,050	479,224

Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(743)	(174)	(458)	3,243
Net income attributable to preferred noncontrolling interests in AIR OP	(1,581)	(1,603)	(6,388)	(6,413)
Net income attributable to common noncontrolling interests in AIR OP	(21,719)	(24,467)	(58,772)	(28,433)
Net income attributable to noncontrolling interests	(24,043)	(26,244)	(65,618)	(31,603)
Net income attributable to AIR	329,568	372,881	904,432	447,621
Net income attributable to AIR preferred stockholders	(44)	(45)	(172)	(181)
Net income attributable to participating securities	(245)	(167)	(618)	(316)
Net income attributable to AIR common stockholders	$329,279	$372,669	$903,642	$447,124

Net income attributable to AIR common stockholders per share – basic	$2.20	$2.38	$5.86	$2.90
Net income attributable to AIR common stockholders per share – diluted	$2.17	$2.36	$5.81	$2.89

Weighted-average common shares outstanding – basic	149,897	156,673	154,093	154,135
Weighted-average common shares outstanding – diluted	152,264	158,515	156,587	154,503
(1)
Rental and other property revenues for the three months and year ended December 31, 2022, are inclusive of $4.6 million and $38.0 million, respectively, of revenues related to sold properties. Rental and other property revenues for the three months and year ended December 31, 2021, are inclusive of $27.6 million and $114.7 million, respectively, of revenues related to sold properties. Property operating expenses for the three months and year ended December 31, 2022, are inclusive of $1.7 million and $13.0 million, respectively, of expenses related to sold properties. Property operating expenses for the three months and year ended December 31, 2021, are inclusive of $8.3 million and $36.1 million, respectively, of expenses related to sold properties.

Rental and other property revenues and property operating expenses for the year ended December 31, 2021 are inclusive of $21.7 million of revenues and $5.6 million of expenses, respectively, related to the third-party share of properties included in the Washington, D.C. joint venture.

(2)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned in this venture are included in loss from unconsolidated real estate partnerships. Fees earned from joint ventures were $1.7 million and $6.9 million for the three months and year ended December 31, 2022 and were $1.4 million and $4.5 million for the three months and year ended December 31, 2021, respectively.
(3)
Interest income for the year ended December 31, 2022, includes $13.8 million of income associated with the note receivable from Aimco, which was fully repaid during the third quarter, and $17.9 million of interest income associated with leased properties, four of which were canceled during the third quarter. In addition, interest income for the year ended December 31, 2022, includes $17.4 million of prepayment penalty associated with the note repayment from Aimco. No interest income was recognized during the three months ended December 31, 2022 related to the note receivable from Aimco or the reacquired leased properties.

Interest income for the three months and year ended December 31, 2021, includes $7.0 million and $27.8 million, respectively, of income associated with the note receivable from Aimco, and $6.6 million and $26.0 million, respectively, of interest income associated with leased properties.

Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2022	2021
Assets
Real estate	$8,076,394	$6,885,081
Accumulated depreciation	(2,449,883)	(2,284,793)
Net real estate	5,626,511	4,600,288
Cash and cash equivalents	95,797	67,320
Restricted cash	205,608	25,441
Note receivable from Aimco	—	534,127
Leased real estate assets	10,358	466,355
Goodwill	32,286	32,286
Other assets (1)	581,323	568,051
Assets held for sale	—	146,492
Total Assets	$6,551,883	$6,440,360

Liabilities and Equity
Non-recourse property debt	$1,994,651	$2,305,756
Debt issue costs	(9,221)	(11,017)
Non-recourse property debt, net	1,985,430	2,294,739
Term loans, net	796,713	1,144,547
Revolving credit facility borrowings	462,000	304,000
Unsecured notes payable, net	397,486	—
Accrued liabilities and other (1)	513,805	592,774
Liabilities related to assets held for sale	—	85,775
Total Liabilities	4,155,434	4,421,835

Preferred noncontrolling interests in AIR OP	77,143	79,370

Equity:
Perpetual preferred stock	2,000	2,129
Class A Common Stock	1,491	1,570
Additional paid-in capital	3,436,635	3,763,105
Accumulated other comprehensive income	43,562	—
Distributions in excess of earnings	(1,327,271)	(1,953,779)
Total AIR equity	2,156,417	1,813,025
Noncontrolling interests in consolidated real estate partnerships	(78,785)	(70,883)
Common noncontrolling interests in AIR OP	241,674	197,013
Total Equity	2,319,306	1,939,155
Total Liabilities and Equity	$6,551,883	$6,440,360
(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of an associated interest rate swap option, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer has not occurred.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three Months and Year Ended December 31, 2022, Compared to Three Months and Year Ended December 31, 2021

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income attributable to AIR common stockholders	$329,279	$372,669	$903,642	$447,124
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	91,965	82,489	332,401	296,436
Gain on dispositions of real estate and derecognition of leased properties, net of noncontrolling partners' interest	(352,247)	(500,349)	(939,700)	(594,861)
Income tax adjustments related to gain on dispositions and other tax-related items	2,541	2,557	1,093	2,707
Common noncontrolling interests in AIR OP’s share of above adjustments and amounts allocable to participating securities	16,187	25,677	37,514	19,835
NAREIT FFO attributable to AIR common stockholders	$87,725	$(16,957)	$334,950	$171,241
Adjustments:
Loss on extinguishment of debt (1)	—	111,857	23,636	156,707
Tax adjustment (2)	—	(9,656)	—	(9,656)
Separation, business transformation, and transition related costs (3)	1,452	11,900	5,333	15,756
Non-cash straight-line rent (4)	3,091	642	8,035	2,621
Incremental cash received from leased properties (5)	—	71	432	571
Casualty (gain) loss and other (6)	(3,040)	(2,835)	1,595	3,310
Common noncontrolling interests in AIR OP’s share of above adjustments and amounts allocable to participating securities	(104)	(6,903)	(2,423)	(9,777)
Pro forma FFO attributable to AIR common stockholders	$89,124	$88,119	$371,558	$330,773

Weighted-average common shares outstanding – basic	149,897	156,673	154,093	154,135
Dilutive common share equivalents (7)	99	389	226	368
Total shares and dilutive share equivalents	149,996	157,062	154,319	154,503

Net income attributable to AIR per share – diluted	$2.17	$2.36	$5.81	$2.89
NAREIT FFO per share – diluted	$0.58	$(0.11)	$2.17	$1.11
Pro forma FFO per share – diluted	$0.59	$0.56	$2.41	$2.14
(1)
During 2022 and 2021, we incurred debt extinguishment costs related to the prepayment of debt. We excluded these costs from Pro forma FFO because we believe they are not representative of future cash flows.
(2)
During 2021, we challenged the methodology previously used to value net operating loss carrybacks at our TRS entity. As a result of the revised tax position, in 2021 we recorded a receivable for an expected $9.7 million in refunds. This amount was excluded from Pro forma FFO due to the unusual and non-recurring nature of the refund, which was received in 2022.
(3)
During 2022, we incurred consulting, placement, legal, and other transformation related costs as we fully implement AIR’s business model, including projects intended to increase efficiency and reduce costs in future periods. We anticipate transition costs to continue through 2023 as we engage in and finalize our finance transformation initiative that modernizes our systems and processes and includes a new ERP system. During 2021, we incurred tax, legal and other transition related costs and wrote off costs associated with redevelopment projects we no longer intend to pursue as a result of the Separation. We excluded these costs from Pro forma FFO because we believe they are not related to ongoing operating performance.
(4)
In 2018 and 2022, we assumed 99-year ground leases with scheduled rent increases. Due to the terms of the leases, GAAP rent expense will exceed cash rent payments until 2076 and 2079, respectively. We include the cash rent payments for these ground leases in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for these leases is included in other expense, net, in our consolidated statements of operations.
(5)
During 2021 and 2022, we had certain properties leased to a third party. Due to the terms of these leases, cash received exceeded GAAP income. We included the cash lease income in Pro forma FFO. These leases were canceled during the third quarter of 2022.
(6)
During 2022, we incurred casualty losses due to Hurricane Ian-related wind damage, primarily at one of our communities in South Florida, and flooding at one of our communities in Boston. During 2021, we incurred casualty losses due to Hurricane Ida-related flooding in downtown Philadelphia causing damage to our Park Towne Place apartment community, and continued to incur incremental costs related to its cleanup in 2022. During the fourth quarter of 2022, we recorded net gains related to third party reimbursements received related to the 2021 casualty at Park Town Place. We excluded these costs and reimbursements from Pro forma FFO because of the unusual nature of the weather events.
(7)
Certain common share equivalents that are included in our calculation of net income attributable to AIR per share, diluted are excluded from our calculation of NAREIT FFO per share and Pro forma FFO per share as they are anti-dilutive.

Supplemental Schedule 2(a)

Funds From Operations Information

Three Months and Year Ended December 31, 2022, Compared to Three Months and Year Ended December 31, 2021

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues, before utility reimbursements
Same Store	$154,833	$143,782	$596,558	$570,829
Other Real Estate	38,433	14,290	100,804	22,853
Total revenues, before utility reimbursements	193,266	158,072	697,362	593,682
Expenses, net of utility reimbursements (1)
Same Store	37,159	37,274	152,757	157,791
Other Real Estate	12,376	5,347	35,861	10,716
Total expenses, net of utility reimbursements	49,535	42,621	188,618	168,507
Net operating income (2)	143,731	115,451	508,744	425,175
Lease income	379	6,615	17,929	26,002
Property management expenses, net (1)	(6,151)	(7,397)	(22,895)	(25,241)
Property income	137,959	114,669	503,778	425,936

General and administrative expenses (1)(3)	(3,813)	(1,695)	(18,481)	(14,087)

Interest expense	(35,669)	(29,272)	(116,459)	(129,467)
Loss on extinguishment of debt	—	(111,857)	(23,636)	(156,707)
Preferred dividends	(1,625)	(1,648)	(6,560)	(6,594)
Interest income from note receivable from Aimco (4)	—	6,944	31,221	27,776
Interest income	1,246	4	1,481	4,873
Total cost of capital	(36,048)	(135,829)	(113,953)	(260,119)

Casualty gain (loss)	3,309	1,758	(2,962)	(6,093)
Depreciation and amortization related to non-real estate assets (1)	—	(567)	—	(2,770)
Land leases	(4,824)	(1,297)	(12,750)	(5,252)
Income from unconsolidated real estate partnerships	563	453	3,485	453
Other income (expense), net	1,634	(16,716)	3,677	(21,968)
Tax (expense) benefit, net	(471)	8,572	(2,895)	7,953
NOI related to sold and held for sale communities	2,862	19,374	24,866	78,569
Total other	3,073	11,577	13,421	50,892

Common noncontrolling interests in AIR OP	(5,777)	1,043	(21,876)	(8,914)
Proportionate adjustments	(7,669)	(6,722)	(27,939)	(22,467)

NAREIT FFO attributable to AIR common stockholders	$87,725	$(16,957)	$334,950	$171,241
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	1,399	105,076	36,608	159,532
Pro forma FFO attributable to AIR common stockholders	$89,124	$88,119	$371,558	$330,773

(1)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(2)
Fourth quarter and year-to-date 2022 Same Store NOI excludes $6.2 million and $24.2 million, respectively, related to the third-party share of property NOI included in the Washington, D.C. joint venture.
(3)
In setting our G&A benchmark of less than 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned in this venture are included in loss from unconsolidated real estate partnerships. Fees earned from joint ventures were $1.7 million and $6.9 million for the three months and year ended December 31, 2022 and were $1.4 million and $4.5 million for the three months and year ended December 31, 2021, respectively.
(4)
Inclusive of $17.4 million of prepayment penalty from the note repayment from Aimco and $13.8 million of interest on the note for the year ended December 31, 2022.

Supplemental Schedule 2(b)

Partially Owned Entities

Three Months and Year Ended December 31, 2022, Compared to Three Months and Year Ended December 31, 2021

(in thousands) (unaudited)

	Noncontrolling Interests (1)		Unconsolidated (2)		Noncontrolling Interests (1)		Unconsolidated (2)
	Three Months Ended December 31,		Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
Revenues, before utility reimbursements	$15,447	$14,528	$2,056	$727	$60,340	$54,577	$7,980	$727
Expenses, net of utility reimbursements	3,770	3,619	460	175	15,293	14,855	1,956	175
Net operating income	11,677	10,909	1,596	552	45,047	39,722	6,024	552

Property management expenses, net	(473)	(388)	(67)	(25)	(1,893)	(1,626)	(253)	(25)
Casualty (loss) gain	(62)	14	(4)	(1)	122	(84)	(16)	(1)
Interest expense on non-recourse property debt	(3,425)	(3,783)	(1,189)	(74)	(14,763)	(15,289)	(3,331)	(74)
Other (expenses) income, net	(48)	(30)	227	1	(574)	(256)	1,061	1
FFO from real estate operations	$7,669	$6,722	$563	$453	$27,939	$22,467	$3,485	$453

Total apartment communities	16	16	3	3
Total apartment homes	5,369	5,369	1,748	1,748
Noncontrolling interests’ share of consolidated apartment homes/AIR share of unconsolidated apartment homes	1,703	1,721	350	350
(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture.
(2)
Amounts represent AIR’s proportionate share of the operations of three unconsolidated properties included in the Washington, D.C. area joint venture.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Revenues, before utility reimbursements

Same Store	$154,833	$152,219	$146,883	$142,623	$143,782

Other Real Estate	38,433	30,258	17,279	14,834	14,290

Total revenues, before utility reimbursements	193,266	182,477	164,162	157,457	158,072

Expenses, net of utility reimbursements (1)

Same Store	37,159	39,050	38,361	38,187	37,274

Other Real Estate	12,376	10,606	6,775	6,104	5,347

Total expenses, net of utility reimbursements	49,535	49,656	45,136	44,291	42,621

Property Net Operating Income

Same Store (2)	117,674	113,169	108,522	104,436	106,508

Other Real Estate	26,057	19,652	10,504	8,730	8,943

Total Property Net Operating Income	$143,731	$132,821	$119,026	$113,166	$115,451

NOI related to communities sold and held for sale	$2,862	$5,556	$6,865	$9,583	$19,374
(1)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(2)
The three months ended December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021 excludes $6.2 million, $6.5 million, $5.8 million, $5.7 million, and $5.4 million, respectively, related to the third-party share of property NOI included in the Washington, D.C. area joint venture. See Supplemental Schedule 6 for Same Store NOI comparative data.

Supplemental Schedule 4

Apartment Home Summary

As of December 31, 2022

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store (1)	58	20,742	17,641
Other Real Estate (2)	16	4,559	4,559
Total Portfolio	74	25,301	22,200

Land and land interests leased (3)	2
(1)
Our Same Store portfolio includes three unconsolidated communities with 1,748 homes, of which AIR's share is 350 homes. During the first quarter of 2023, five communities with 2,083 homes acquired in 2021 will be classified as Same Store, as AIR will have owned them for the entirety of the periods presented.
(2)
During the first quarter of 2023, our Other Real Estate portfolio will increase by one community with 495 homes due to the acquisition of Southgate Towers and will decrease by five communities with 2,083 homes due to their reclassification into our Same Store portfolio.
(3)
Land and land interests have a value of approximately $33 million.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of December 31, 2022

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	AIR Share of Unconsolidated Partnerships	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Interest Rate
Fixed rate loans payable (1)	$1,936,151	$—	$(469,282)	$1,466,869	8.8		3.2%
Floating rate loans payable	58,500	79,000	—	137,500	3.1	(2)	6.1%
Non-recourse property debt	$1,994,651	$79,000	$(469,282)	$1,604,369	8.3		3.5%

Term loans (1)	800,000	—	—	800,000	3.0	(2)	4.1%
Unsecured notes payable	400,000	—	—	400,000	7.5		4.3%
Revolving credit facility borrowings	462,000	—	—	462,000	3.3	(2)	5.3%
Preferred equity	79,143	—	—	79,143	9.8	(3)	8.1%
Total leverage	$3,735,794	$79,000	$(469,282)	$3,345,512	6.3		4.1%

Cash and restricted cash (4)	(290,900)	—	3,808	(287,092)
Net leverage	$3,444,894	$79,000	$(465,474)	$3,058,420

Leverage Ratios Fourth Quarter 2022 (5)

Annualized Current Quarter
Proportionate Debt to Adjusted EBITDAre	5.9x
Net Leverage to Adjusted EBITDAre	6.05x

Unsecured Debt Covenants	December 31, 2022	Covenant
Fixed Charge Coverage Ratio	3.77x	1.50x
Leverage Ratio	36.4%	≤ 60.0%
Secured Indebtedness Ratio (6)	17.8%	≤ 45.0%
Unsecured Leverage Ratio	28.5%	≤ 60.0%

(1)
Fixed rate loans payable and term loans include an aggregate of $830 million of nominally floating rate debt that has been fixed using interest rate swaps at a weighted-average all-in cost of 4.2%.
(2)
Assumes exercise of extension options.
(3)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(4)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(5)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary. We target a Net Leverage to EBITDAre ratio between 5.0x and 6.0x, but anticipate the ratio will vary based on the timing of transactions.
(6)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of December 31, 2022

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt, Term Loans, and Unsecured Notes Payable

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Unsecured Debt (1)		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2023 Q1	5,699	—	$5,699	$—		$5,699	—%	—%
2023 Q2	5,770	—	5,770	—		5,770	—%	—%
2023 Q3	5,816	—	5,816	—		5,816	—%	—%
2023 Q4	5,871	—	5,871	—		5,871	—%	—%
Total 2023	23,156	—	23,156	—		23,156	—%	—%

2024 Q1	5,918	—	5,918	—		5,918	—%	—%
2024 Q2	5,959	—	5,959	—		5,959	—%	—%
2024 Q3	6,007	—	6,007	—		6,007	—%	—%
2024 Q4	6,536	88,500	95,036	—		95,036	3.2%	6.1%
Total 2024	24,420	88,500	112,920	—		112,920	3.2%	6.1%

2025	23,740	285,721	309,461	600,000	(2)	909,461	31.6%	3.9%
2026	19,538	98,790	118,328	200,000		318,328	10.7%	3.8%
2027	18,018	127,565	145,583	100,000		245,583	8.1%	3.9%
2028	14,305	129,257	143,562	—		143,562	4.6%	4.0%
2029	13,965	99,780	113,745	100,000		213,745	7.1%	3.8%
2030	10,891	267,939	278,830	—		278,830	9.6%	3.1%
2031	4,965	149,475	154,440	—		154,440	5.3%	3.0%
2032	4,562	67,368	71,930	200,000		271,930	9.5%	4.0%
Thereafter	132,414	—	132,414	—		132,414	—%	—%
Total	$289,974	$1,314,395	$1,604,369	$1,200,000		$2,804,369	89.7%	3.8%
(1)
Includes $800 million of term loans and $400 million of unsecured notes payable.
(2)
Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of December 31, 2022	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,846,574	n/a	8.14%	77,143
Total Preferred Equity			8.15%	$79,143

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

December 31, 2022
Class A Common Stock outstanding	148,732
Participating unvested restricted stock	116
Dilutive options, share equivalents and non-participating unvested restricted stock	175
Total shares and dilutive share equivalents	149,023
Common Partnership Units and equivalents outstanding	10,141
Total shares, units, and dilutive share equivalents	159,164

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended December 31, 2022, Compared to Three Months Ended December 31, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of December 31, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2022	4Q 2021	Growth	4Q 2022	4Q 2021	Growth	4Q 2022	4Q 2021	Growth	4Q 2022	4Q 2022	4Q 2021	4Q 2022	4Q 2021
Bay Area	7	1,967	1,412	$13,790	$12,780	7.9%	$3,416	$3,455	(1.1%)	$10,374	$9,325	11.2%	75.2%	97.4%	96.9%	$3,343	$3,112
Boston	5	1,148	1,148	11,117	9,967	11.5%	3,154	2,781	13.4%	7,963	7,186	10.8%	71.6%	98.2%	98.2%	3,286	2,947
Denver	7	2,027	1,988	12,161	11,154	9.0%	2,652	2,089	27.0%	9,509	9,065	4.9%	78.2%	98.2%	98.8%	2,075	1,892
Washington, D.C. (1)	6	4,103	2,700	14,782	13,256	11.5%	3,379	3,640	(7.2%)	11,403	9,616	18.6%	77.1%	98.4%	98.7%	1,856	1,658
Los Angeles	9	3,815	2,966	30,352	28,132	7.9%	5,927	6,581	(9.9%)	24,425	21,551	13.3%	80.5%	97.9%	98.4%	3,484	3,212
Miami	5	1,759	1,759	14,844	12,316	20.5%	4,174	3,620	15.3%	10,670	8,696	22.7%	71.9%	91.9%	96.0%	3,061	2,432
Philadelphia	9	2,748	2,669	22,418	20,697	8.3%	5,582	6,157	(9.3%)	16,836	14,540	15.8%	75.1%	97.4%	98.0%	2,874	2,639
San Diego	6	2,367	2,191	16,604	15,001	10.7%	3,246	3,211	1.1%	13,358	11,790	13.3%	80.5%	98.0%	98.7%	2,578	2,313
Other Markets	4	808	808	5,397	5,429	(0.6%)	2,293	2,339	(2.0%)	3,104	3,090	0.5%	57.5%	93.0%	97.9%	2,395	2,288
Total	58	20,742	17,641	$141,465	$128,732	9.9%	$33,823	$33,873	(0.1%)	$107,642	$94,859	13.5%	76.1%	97.1%	98.1%	$2,753	$2,480
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended December 31, 2022, Compared to Three Months Ended September 30, 2022

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of December 31, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2022	3Q 2022	Growth	4Q 2022	3Q 2022	Growth	4Q 2022	3Q 2022	Growth	4Q 2022	4Q 2022	3Q 2022	4Q 2022	3Q 2022
Bay Area	7	1,967	1,412	$13,790	$13,497	2.2%	$3,416	$3,580	(4.6%)	$10,374	$9,917	4.6%	75.2%	97.4%	95.9%	$3,343	$3,324
Boston	5	1,148	1,148	11,117	10,754	3.4%	3,154	3,103	1.6%	7,963	7,651	4.1%	71.6%	98.2%	97.1%	3,286	3,215
Denver	7	2,027	1,988	12,161	11,967	1.6%	2,652	3,071	(13.6%)	9,509	8,896	6.9%	78.2%	98.2%	95.5%	2,075	2,101
Washington, D.C. (1)	6	4,103	2,700	14,782	14,939	(1.1%)	3,379	3,674	(8.0%)	11,403	11,265	1.2%	77.1%	98.4%	97.5%	1,856	1,892
Los Angeles	9	3,815	2,966	30,352	29,446	3.1%	5,927	6,242	(5.0%)	24,425	23,204	5.3%	80.5%	97.9%	97.2%	3,484	3,404
Miami	5	1,759	1,759	14,844	14,267	4.0%	4,174	4,068	2.6%	10,670	10,199	4.6%	71.9%	91.9%	92.4%	3,061	2,926
Philadelphia	9	2,748	2,669	22,418	22,273	0.7%	5,582	6,400	(12.8%)	16,836	15,873	6.1%	75.1%	97.4%	94.8%	2,874	2,933
San Diego	6	2,367	2,191	16,604	16,279	2.0%	3,246	3,436	(5.5%)	13,358	12,843	4.0%	80.5%	98.0%	97.0%	2,578	2,554
Other Markets	4	808	808	5,397	5,507	(2.0%)	2,293	2,086	9.9%	3,104	3,421	(9.3%)	57.5%	93.0%	93.9%	2,395	2,418
Total	58	20,742	17,641	$141,465	$138,929	1.8%	$33,823	$35,660	(5.2%)	$107,642	$103,269	4.2%	76.1%	97.1%	95.9%	$2,753	$2,736
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(c)

Same Store Operating Results

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of December 31, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 4Q 2022	YTD 4Q 2021	Growth	YTD 4Q 2022	YTD 4Q 2021	Growth	YTD 4Q 2022	YTD 4Q 2021	Growth	YTD 4Q 2022	YTD 4Q 2022	YTD 4Q 2021	YTD 4Q 2022	YTD 4Q 2021
Bay Area	7	1,967	1,412	$53,364	$50,253	6.2%	$13,782	$13,711	0.5%	$39,582	$36,542	8.3%	74.2%	97.2%	94.6%	$3,239	$3,136
Boston	5	1,148	1,148	42,450	39,281	8.1%	12,515	11,849	5.6%	29,935	27,432	9.1%	70.5%	97.7%	96.7%	3,155	2,948
Denver	7	2,027	1,988	46,593	42,948	8.5%	11,171	11,059	1.0%	35,422	31,889	11.1%	76.0%	97.0%	96.9%	2,014	1,857
Washington, D.C. (1)	6	4,103	2,700	57,278	52,133	9.9%	14,460	14,380	0.6%	42,818	37,753	13.4%	74.8%	98.1%	96.8%	1,802	1,662
Los Angeles	9	3,815	2,966	118,200	104,078	13.6%	24,563	25,611	(4.1%)	93,637	78,467	19.3%	79.2%	97.8%	97.0%	3,395	3,013
Miami	5	1,759	1,759	54,790	46,924	16.8%	16,667	15,643	6.5%	38,123	31,281	21.9%	69.6%	93.6%	96.9%	2,773	2,294
Philadelphia	9	2,748	2,669	86,647	79,740	8.7%	24,013	24,278	(1.1%)	62,634	55,462	12.9%	72.3%	96.5%	93.6%	2,802	2,660
San Diego	6	2,367	2,191	63,671	57,898	10.0%	13,202	12,957	1.9%	50,469	44,941	12.3%	79.3%	97.7%	97.6%	2,479	2,256
Other Markets	4	808	808	21,545	21,073	2.2%	9,216	9,540	(3.4%)	12,329	11,533	6.9%	57.2%	95.2%	96.5%	2,333	2,253
Total	58	20,742	17,641	$544,538	$494,328	10.2%	$139,589	$139,028	0.4%	$404,949	$355,300	14.0%	74.4%	97.0%	96.3%	$2,653	$2,425
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	4Q 2022	% of Total	4Q 2021	$ Change	% Change
Operating expenses (1)	$16,303	48.2%	$16,356	$(53)	(0.3%)
Utility expense, net of reimbursement	2,064	6.1%	1,811	253	14.0%
Real estate taxes	13,385	39.6%	13,136	249	1.9%
Insurance	2,071	6.1%	2,570	(499)	(19.4%)
Total	$33,823	100.0%	$33,873	$(50)	(0.1%)

Sequential Comparison

	4Q 2022	% of Total	3Q 2022	$ Change	% Change
Operating expenses (1)	$16,303	48.2%	$18,031	$(1,728)	(9.6%)
Utility expense, net of reimbursement	2,064	6.1%	2,083	(19)	(0.9%)
Real estate taxes	13,385	39.6%	13,200	185	1.4%
Insurance	2,071	6.1%	2,346	(275)	(11.7%)
Total	$33,823	100.0%	$35,660	$(1,837)	(5.2%)

Year-to-Date Comparison

	YTD 4Q 2022	% of Total	YTD 4Q 2021	$ Change	% Change
Operating expenses (1)	$69,719	49.9%	$69,821	$(102)	(0.1%)
Utility expense, net of reimbursement	8,087	5.8%	7,086	1,001	14.1%
Real estate taxes	53,275	38.2%	54,068	(793)	(1.5%)
Insurance	8,508	6.1%	8,053	455	5.7%
Total	$139,589	100.0%	$139,028	$561	0.4%
(1)
Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

Fourth Quarter 2022 Compared to Fourth Quarter 2021

(proportionate amounts) (unaudited)

	Quarter Ended December 31, 2022					Quarter Ended December 31, 2021
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home

Bay Area	8	2,077	1,522	8.5%	$3,376	9	2,212	1,657	8.8%	$2,963

Boston	6	1,284	1,284	6.7%	3,257	11	2,462	2,462	10.9%	2,500

Denver	8	2,280	2,241	8.2%	2,102	7	2,026	1,987	7.6%	1,893

Washington, D.C.	11	6,014	4,611	15.2%	2,070	11	5,645	4,223	13.7%	1,786

Los Angeles	9	3,815	2,966	18.5%	3,484	13	4,347	3,498	20.8%	3,089

Miami	9	3,471	3,471	17.4%	3,262	6	2,425	2,425	9.7%	2,319

Philadelphia	9	2,748	2,669	11.8%	2,703	9	2,748	2,669	11.4%	2,494

San Diego	6	2,367	2,191	10.1%	2,578	9	3,051	2,876	12.7%	2,254

Other Markets	8	1,245	1,245	3.6%	2,375	9	1,494	1,494	4.4%	2,105

Total	74	25,301	22,200	100.0%	$2,747	84	26,410	23,291	100.0%	$2,359

(1)
NOI represents the operating results of apartment communities including ancillary commercial rents. NOI does not include any office related rents or other material commercial rents.

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Dispositions (1)

Number of Apartment Communities	Number of Apartment Homes	Weighted- Average Ownership	Gross Proceeds	NOI Cap Rate (2)	Free Cash Flow Cap Rate (2)	Property Debt	Net Sales Proceeds (3)	Average Revenue per Home

Fourth Quarter 2022 Dispositions

6	1,314	100.0%	$495.0	4.5%	4.1%	$—	$491.0	$2,300

Full Year 2022 Dispositions

18	3,364	100.0%	$1,276.1	4.5%	4.2%	$(114.0)	$1,137.8	$2,175

Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue per Apartment Home (4)

2022 Acquisitions

The Reserve at Coconut Point	Fort Myers, FL	May	180	$71.7	$2,230

The Watermarc at Biscayne Bay	Miami, FL	June	296	$210.4	$3,790

Willard Towers	Washington, D.C.	June	525	$185.0	$2,871

The District at Flagler Village	Fort Lauderdale, FL	July	350	$173.0	$2,970

Aimco Lease Cancellation (5)	Various (6)	September	865	$200.0	$3,669
(1)
During the year ended December 31, 2022, we sold ten properties in California, six properties in Boston, Massachusetts, one property in Chicago, Illinois, and one property in Virginia.
(2)
Please refer to the Glossary for definition of NOI Cap Rate and Free Cash Flow Cap Rate. Year-to-date 2022 cap rates reflect AIR’s low property tax basis in properties sold in California. The difference between AIR's property tax expense and the estimated real estate taxes at the reassessed value at the California properties is approximately $6.7 million, reducing the NOI Cap Rate and Free Cash Flow Cap Rate by 50 bps.
(3)
Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
(4)
Represents average revenue per apartment home for leases in place at the time of acquisition.
(5)
Represents the lease cancellation payment made to Aimco. AIR estimates the fair value of the four properties to be approximately $670 million.
(6)
Properties are located in Boston, Miami, Denver, and the San Francisco Bay Area.

Supplemental Schedule 9

Apartment Community Capital Investment Information

Three Months and Year Ended December 31, 2022

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital investments as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital investments are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interests, and excludes amounts related to properties sold or classified as held for sale.

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Capital Investments (1)
Capital Replacements
Buildings and grounds	$8,622	$26,261
Turnover capital investments	562	2,334
Capitalized site payroll and indirect costs	431	1,840
Capital Replacements	9,615	30,435
Capital Improvements	4,686	14,723
Capital Enhancements	17,174	92,780
Initial Capital Expenditures	9,195	33,351
Casualty	2,863	15,211
Entitlement and Planning	675	2,846
	$44,208	$189,346

Total apartment homes	25,301	25,301

Capital Replacements per apartment home	$380	$1,203
(1)
For the three months and year ended December 31, 2022, capital investments for our apartment communities included $0.4 million and $1.5 million, respectively, of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 92.0% of the legal interest in the common partnership units of the AIR Operating Partnership and 93.8% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL INVESTMENTS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital investments made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital investments made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital investments contemplated in the underwriting at our recently acquired communities. These amounts are considered in the underwriting of the acquisition and are therefore included when determining expected returns.

CASUALTY: Casualty capital investments represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre between 5.0x and 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, unsecured notes payable, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the derecognition of leased properties and dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted for the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests are excluded to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry; and
•
the amount by which GAAP rent expense exceeds cash rent payments for two long-term ground leases until 2076 and 2079 is excluded. The excess of GAAP rent expense over the cash payments for these leases does not reflect a current obligation that affects our ability to service debt.

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended December 31, 2022, is as follows (in thousands, unaudited):

Quarter Ended
December 31, 2022
Net income	$353,611
Adjustments:
Interest expense	35,669
Income tax expense	2,957
Depreciation and amortization	97,295
Gain on dispositions of real estate	(352,197)
EBITDAre	$137,335
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(743)
EBITDAre adjustments attributable to noncontrolling interests and unconsolidated real estate partnerships	(6,801)
Pro forma FFO and other adjustments, net (1)	(892)
Adjusted EBITDAre	$128,899
Annualized Adjusted EBITDAre, unadjusted for non-recurring items	$515,596
Removal of annualization impact for non-recurring items (2)	(10,247)
Annualized Adjusted EBITDAre	$505,349
(1)
Pro forma FFO adjustments, net, includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1, an adjustment of $3.0 million to reflect the disposition of six apartment communities during the period and $0.4 million to reflect interest income earned on the seller finance note provided as if the transactions closed on October 1, 2022.
(2)
Fourth quarter 2022 EBITDAre benefits from $3.4 million of items that are not expected to recur in the future. As such, they were not annualized in the computation of Annualized Adjusted EBITDAre.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues; casualties; property management expenses; real estate depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we manage. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.

The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended December 31,
	2022		2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$207,874	$62,991	$194,330	$64,801
Adjustment: Utilities reimbursement (1)	(7,661)	(7,661)	(6,234)	(6,234)
Adjustment: Sold properties and other amounts not allocated (2)	(6,947)	(6,275)	(30,024)	(15,946)
Adjustment: Non-real estate depreciation (3)	—	480	—	—
Total (per Supplemental Schedule 2)	$193,266	$49,535	$158,072	$42,621
Proportionate adjustment (4)	(13,391)	(3,310)	(13,801)	(3,444)
Proportionate property net operating income	$179,875	$46,225	$144,271	$39,177

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$154,833	$37,159	$143,782	$37,274
Proportionate adjustment (4)	(13,368)	(3,336)	(15,050)	(3,779)
Non-real estate depreciation adjustment (3)	—	—	—	378
Same Store amounts, adjusted (per Supplemental Schedule 6)	$141,465	$33,823	$128,732	$33,873

	Year Ended December 31,
	2022		2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$773,723	$261,264	$740,853	$268,101
Adjustment: Utilities reimbursement (1)	(28,844)	(28,844)	(25,088)	(25,088)
Adjustment: Sold properties and other amounts not allocated (2)	(47,517)	(45,428)	(122,083)	(74,506)
Adjustment: Non-real estate depreciation (3)	—	1,626	—	—
Total (per Supplemental Schedule 2)	$697,362	$188,618	$593,682	$168,507
Proportionate adjustment (4)	(52,360)	(13,337)	(53,850)	(14,680)
Proportionate property net operating income	$645,002	$175,281	$539,832	$153,827

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$596,558	$152,757	$570,829	$157,791
Proportionate adjustment (4)	(52,020)	(13,168)	(76,501)	(20,667)
Non-real estate depreciation adjustment (3)	—	—	—	1,904
Same Store amounts, adjusted (per Supplemental Schedule 6)	$544,538	$139,589	$494,328	$139,028
(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues in our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets". This adjustment represents the reclassification of non-real estate depreciation, which was made in the current period in Supplemental Schedules 2, 3, and 6, and was made in the prior period in Supplemental Schedule 6.
(4)
Proportionate adjustments represent both the noncontrolling interests’ share and AIR's share of unconsolidated apartment communities' rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2021 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. At December 31, 2022, Turnover was 38.9%, 50 basis points lower than December 31, 2021. Inclusive of intra-community transfers, Turnover was 43.5% for the trailing twelve months ended December 31, 2022.

Retention represents the inverse of Turnover, as defined above.